UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  X

Filed by a Party other than the Registrant
                                           --
Check the appropriate box:

--           Preliminary Proxy Statement
--           Confidential, for Use of the Commission Only (as permitted by Rule
             14a-6(e)(2))
--           Definitive Proxy Statement
--           Definitive Additional Materials
X            Soliciting Material Pursuant to ss. 240.14a-12
--
                             Four Oaks Fincorp, Inc.
                             -----------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                        -------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X         No fee required.

          Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
--        0-11.

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          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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--        Fee paid previously with preliminary materials.

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          was paid previously. Identify the previous filing by registration
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          (1)  Amount Previously Paid:

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          (4)  Date Filed:

March 20, 2009

Dear Four Oaks Fincorp, Inc. Shareholder:

First we want to thank you for your investment in the Company and assure you that Four Oaks Bank remains well capitalized and well run. Each day we are more thankful to be located in the great State of North Carolina where integrity is still the rule and not the exception.

Many of the Company's shareholders have received correspondence from O. L. Canaday from Parker, Florida, which may have caused some confusion. O. L. Canaday is a shareholder (not a member or a former member of our Board of Directors) who is exercising his right as a shareholder to voice his opinion. He has provided a shareholder proposal for inclusion in the Company's proxy statement for the 2009 annual meeting of shareholders, which will be mailed in early April 2009. His proposal is for the Company to stop using stock options as a form of compensation. The entire Board of Directors opposes this proposal and firmly supports the Company's decision to continue to use stock options as a form of compensation.

We have engaged a compensation consultant to ensure that the Company's compensation packages for managers remain competitive with other banks of similar size that compete with the Company for banking professionals. The results of the consultant's research reveal that the total compensation packages for the Company's top executives are average compared to its competition. Total compensation packages include base pay, incentive bonuses, and stock options. Incentive bonuses reward current goal achievement. Stock options reward long-term goal achievement and only have value if the Company's stock price rises.

The correspondence that O. L. Canaday sent to selected shareholders included certain other statements about the Company with which we strongly disagree. If you have any questions or concerns about the Company, we encourage you to contact Ayden R. Lee, Jr., Chairman, President, & Chief Executive Officer, arlee@fouroaksbank.com, or Nancy S. Wise, Executive Vice President & Chief Financial Officer, nswise@fouroaksbank.com, 919-963-2177, P.O. Box 309, Four Oaks, NC 27524.

The Board of Directors is united in our support of the current management of the Company.

Sincerely,

/s/ Warren L. Grimes            /s/ Paula Canaday Bowman            /s/ Dr. R. Max Raynor
--------------------            ------------------------            ---------------------
Warren L. Grimes, Director      Paula Canaday Bowman, Director      Dr. R. Max Raynor, Director

/s/ William J. Edwards          /s/ Michael A. Weeks                /s/ Percy Y. Lee
----------------------          --------------------                ----------------
William J. Edwards, Director    Michael A. Weeks, Director          Percy Y. Lee, Director

/s/ John W. Bullard
-------------------
John W. Bullard, Director

/s/ Ayden R. Lee, Jr.                                   /s/ M. S. (Bill) Canaday
---------------------                                   ------------------------
Ayden R. Lee, Jr.                                       M. S. (Bill) Canaday
Chairman, President & Chief Executive Officer           Chairman Emeritus

IMPORTANT INFORMATION

This communication may be deemed to be solicitation material in respect of the Four Oaks Fincorp, Inc. (the "Company") 2009 annual meeting of shareholders (the "annual meeting"). The Company will file a definitive proxy statement for the annual meeting with the U.S. Securities and Exchange Commission ("SEC"). SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain the proxy statement and other relevant documents free of charge at the SEC's website, http://www.sec.gov, or by directing a request to Nancy Wise, Four Oaks Fincorp, Inc., 6114 U.S. 301 South, Four Oaks, North Carolina 27524, (919) 963-2177.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies of the Company's shareholders in connection with the annual meeting. Information regarding the interests of these directors and executive officers in the solicitation will be included in the proxy statement filed by the Company in connection with the annual meeting.